Exhibit 99.1

News Release

2700 Lone Oak Parkway

Eagan MN 55121-1534

nwa.com

612-726-2331

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES’ EXECUTIVE, ANDREW ROBERTS, TO JOIN HABITAT FOR HUMANITY AS LOANED EXECUTIVE EFFECTIVE AUGUST 1, 2008

EAGAN, Minn. - (July 28, 2008) —Northwest Airlines (NYSE: NWA) today announced that Andrew Roberts, executive vice president of operations and CEO - regional airlines, will join Habitat for Humanity as a loaned executive effective August 1, 2008.

Roberts played a critical role in leading the Company’s operating departments through its restructuring efforts which contributed to Northwest’s successful emergence from bankruptcy in June 2007.

Northwest Airlines’ President and Chief Executive Officer, Doug Steenland, said, “Andy has made tremendous contributions during a critical period for Northwest Airlines. His leadership throughout the restructuring positioned the Company well during an extremely difficult period in the industry. We’re fortunate to have had Andy’s talents as part of our organization and know his skill set will also contribute greatly to Habitat for Humanity – a cause that is very important to him and Northwest”

Steenland added, “Andy has also been a leader in our charitable efforts, spearheading NWA’s involvement with the Special Olympics where he contributed personally and also led our organization’s employee participation in support of this worthy cause.  His passion for charitable causes will, no doubt, make him a huge asset to Habitat for Humanity.”

Roberts has been with NWA since September 1997 and has held a number of executive leadership positions within the Company’s operating divisions.

Northwest Airlines is one of the world’s largest airlines with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam. Northwest, with its regional partners, operates approximately 2,400 daily departures. Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks. Northwest and its travel partners serve more than 1,000 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.